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       CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 8, 2006, relating to the financial statements and financial highlights which appear in the December 31, 2005 Annual Report to Shareholders of JPMorgan Bond Portfolio, JPMorgan International Equity Portfolio, JPMorgan Mid Cap Value Portfolio, JPMorgan Small Company Portfolio and JPMorgan U.S. Large Cap Core Equity Portfolio, which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
April 24, 2006